Exhibit 99.1

       G&K Services Reports Fiscal 2004 Second Quarter Results

    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 27, 2004--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the second quarter ended December 27, 2003, of $182.5 million, up 1.6 percent over the $179.7 million reported in the second fiscal quarter last year. Earnings per diluted share totaled $0.42 for the quarter compared to $0.48 during the prior-year period. Second quarter earnings increased sequentially compared to $0.39 of earnings per share reported in the first quarter of fiscal 2004.
    "Our second quarter results were consistent with our expectations," said Richard Marcantonio, G&K's president and chief executive officer. "Our primary focus over the past year or so has been on improving earnings quality and cash flow. Among other outcomes, we've made good progress on expanding our national account business, penetrating our customer base with additional products and services, increasing asset utilization through a series of plant closings and significantly improved working capital management. During the second quarter, we continued to build upon these initiatives and began to set the stage for accelerated organic revenue growth."
    Second quarter revenue from G&K's rental business increased to $174.6 million, up 1.7 percent over the prior-year period. The company's organic industrial rental growth rate was approximately negative 2.0 percent in the second quarter. The organic industrial rental growth is calculated using industrial rental revenue adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results. Direct sale revenue was essentially flat with the prior-year quarter and up 48.8 percent over the first quarter of fiscal 2004 driven by an annual outerwear promotion.
    Gross margin from rental operations for the quarter was 36.4 percent compared to 38.2 percent in the prior-year quarter. The decrease compared to the prior-year reflects higher energy costs, employee benefit costs and lost margin from lower employment levels within our customer base. Gross margin from direct sales was 27.0 percent compared to 19.2 percent in the most recently reported first quarter and 32.3 percent in the prior-year period. Increased revenue from the annual outerwear promotion supported the improved margins compared to the first quarter. Revenue mix and pricing pressure contributed to the decline in direct sale margins versus the prior-year quarter.
    Selling, general and administrative expenses were 21.3 percent of consolidated revenue, down from 21.6 percent in the same period last year. The decline was attributed to a year over year reduction in selling expenses.
    "As we expected, organic growth remained relatively consistent with the first quarter," Marcantonio said. "We're now beginning to expand our new account sales force. This effort, combined with stronger sales to existing customers, supports our focus on improving our organic revenue growth rate."
    The company reported substantial cash flow for the quarter. Cash flows from operations totaled $25.3 million. Free cash flow, which is cash provided by operating activities less capital expenditures, was $20.6 million for the quarter compared to $17.2 million during the prior-year period, an increase of 19.5 percent. Capital expenditures for the quarter were $4.8 million compared to $9.1 million in the prior-year period.

    Outlook

    "Overall business conditions appear to be improving, although we continue to be adversely affected by weak labor markets," said Marcantonio. "We're not yet experiencing employment growth within our customer base. In the meantime, we're benefiting from our operational initiatives to improve earnings and are now taking action to accelerate revenue growth."
    The company expects fiscal 2004 third quarter revenue to be in the range of $178.0 million to $181.0 million and earnings per share to be between $0.41 and $0.43.
    As previously reported, the company changed the classification of certain customer billings. The changes, which did not impact current or historical net income or stockholders' equity, were related to the income statement reclassification of customer billings for lost and damaged merchandise. These billings, which previously were recorded as a reduction of cost of rental operations, are now recorded as rental revenue. This accounting classification is more consistent with recent accounting pronouncements regarding revenue recognition and is also consistent with the treatment used by other large companies in the uniform rental industry. Current year second quarter rental revenue includes $15.8 million of lost and damaged billings. The change of classification resulted in an increase in rental revenue of $13.6 million in the prior-year quarter. All previously reported amounts have been reclassified for comparability.
    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast and can be accessed through the website www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through February 24, 2004.

    Safe Harbor for Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in corporate identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.

    Financial tables follow....


CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
                                   For the Three       For the Six
                                    Months Ended      Months Ended
                                 -------------------------------------
(U.S. Dollars, in thousands,     Dec. 27, Dec. 28,  Dec. 27, Dec. 28,
 except per share data)            2003     2002      2003     2002
----------------------------------------------------------------------
Revenues
  Rental operations              $174,620 $171,633  $347,900 $337,084
  Direct sales                      7,919    8,020    13,242   12,367
----------------------------------------------------------------------
     Total revenues               182,539  179,653   361,142  349,451
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations       111,062  106,090   220,907  207,560
  Cost of direct sales              5,783    5,427    10,084    8,928
  Selling and administrative       38,791   38,827    77,324   75,482
  Depreciation and amortization     9,773    9,454    19,463   18,473
----------------------------------------------------------------------
     Total operating expenses     165,409  159,798   327,778  310,443
----------------------------------------------------------------------
Income from Operations             17,130   19,855    33,364   39,008
  Interest expense                  2,933    3,531     6,088    6,792
----------------------------------------------------------------------
Income before Income Taxes         14,197   16,324    27,276   32,216
  Provision for income taxes        5,395    6,366    10,365   12,564
----------------------------------------------------------------------
Net Income                         $8,802   $9,958   $16,911  $19,652
----------------------------------------------------------------------
  Basic weighted average number
   of shares outstanding           20,666   20,567    20,638   20,556
Basic Earnings Per Common Share     $0.43    $0.48     $0.82    $0.96
----------------------------------------------------------------------
  Diluted weighted average number
   of shares outstanding           20,850   20,759    20,789   20,722
Diluted Earnings Per Common Share   $0.42    $0.48     $0.81    $0.95
----------------------------------------------------------------------

Dividends per share               $0.0175  $0.0175   $0.0350  $0.0350

Footnote 1: Revenue Recognition

During the third quarter of fiscal year 2003, the company changed its income statement classification of customer billings for lost and damaged merchandise to a more preferable method of reporting. These billings, which previously were recorded as a reduction of cost of rental operations, are now recorded as rental revenue. This accounting classification is more consistent with recent accounting pronouncements regarding revenue recognition and is also consistent with the treatment used by other large companies in the uniform rental industry. Current year second quarter rental revenue includes $15,795 of lost and damaged billings. The change of classification resulted in an increase in rental revenue of $13,603 in the prior-year quarter. This reclassification did not impact current or historical net income or stockholders' equity.



                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                            December 27,
                                                2003       June 28,
(U.S. dollars, in thousands)                (Unaudited)      2003
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                     $17,479       $11,504
  Accounts receivable, net                       72,196        69,839
  Inventories                                    91,956        95,853
  Prepaid expenses                                9,694        14,848
----------------------------------------------------------------------
         Total current assets                   191,325       192,044
----------------------------------------------------------------------

Property, Plant and Equipment, net              242,591       250,757
Other Assets                                    343,680       336,005
----------------------------------------------------------------------
                                               $777,596      $778,806
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                              $19,011       $20,228
  Accrued expenses                               78,103        68,679
  Deferred income taxes                          13,561        13,459
  Current maturities of long-term debt           23,367        14,430
----------------------------------------------------------------------
         Total current liabilities              134,042       116,796
----------------------------------------------------------------------

Long-Term Debt, net of current maturities       193,487       236,731
Deferred Income Taxes                            29,327        28,667
Other Noncurrent Liabilities                     18,288        16,343
Stockholders' Equity                            402,452       380,269
----------------------------------------------------------------------
                                               $777,596      $778,806
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)
                                             For the Six Months Ended
                                             -------------------------
                                             December 27, December 28,
(U.S. dollars, in thousands)                     2003         2002
----------------------------------------------------------------------
Operating Activities:
  Net income                                     $16,911      $19,652
  Adjustments to reconcile net income to net
   cash provided by operating activities -
  Depreciation and amortization                   19,463       18,473
  Deferred income taxes                              562         (331)
  Amortization of deferred compensation -
   restricted stock                                  467          544
  Changes in current operating items,
   exclusive of acquisitions                      15,314        8,782
  Other, net                                         197          240
----------------------------------------------------------------------
Net cash provided by operating activities         52,914       47,360
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                            (8,372)     (18,074)
  Acquisition of business assets and other        (7,137)     (71,797)
----------------------------------------------------------------------
Net cash used for investing activities           (15,509)     (89,871)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from debt financing                    65,775      163,209
  Repayments of debt financing                   (99,557)    (112,839)
  Cash dividends paid                               (726)        (725)
  Sale of common stock                             2,703          384
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                      (31,805)      50,029
----------------------------------------------------------------------
Increase in Cash and Cash Equivalents              5,600        7,518
Effect of Exchange Rates on Cash                     375           69

Cash and Cash Equivalents:
  Beginning of period                             11,504        9,986
----------------------------------------------------------------------
  End of period                                  $17,479      $17,573
----------------------------------------------------------------------



    CONTACT: G&K Services, Inc., Minnetonka
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500